Exhibit 1

GREENLIGHT RELEASES INVESTOR PRESENTATION TO GM SHAREHOLDERS

NEW YORK – May 11, 2017 – Greenlight Capital, Inc. (“Greenlight”), which owns 3.6% of the common stock of General Motors Company (NYSE: GM) making it GM’s fifth largest public shareholder, today released a detailed presentation to GM’s shareholders in connection with its nomination of three directors for election to the Board of Directors at GM’s Annual Meeting of Shareholders, scheduled to take place on June 6, 2017.

The presentation explains how GM can unlock substantial value by adopting Greenlight’s proposal to split GM’s common stock into two classes: one that would receive the current dividends and one that would participate in the remaining earnings and cash flows and future growth of the Company. The presentation also details the qualifications of Greenlight’s director nominees and the rationale for bringing a fresh perspective and new ideas to GM’s Board.

In the presentation, Greenlight highlights and further discusses several key points, including:

•	GM is substantially undervalued and has the lowest price-to-earnings ratio of any company in the S&P 500 index
•	Greenlight believes implementing the proposal would result in a 26% to 76% increase in in GM’s share price
•	The proposal would not impact GM’s existing financial policy or operational strategy
•	The credit rating red herring, in which GM is attempting to manipulate both the rating agencies and its own shareholders to protect the status quo
•	Greenlight’s nominees would bring substantially more capital markets understanding, financial sophistication and shareholder value-creation experience to the Board than the three incumbent directors they would replace
•	After years of barely generating any return for shareholders, GM needs directors with demonstrable track records of driving significant shareholder returns

The presentation – and related audio commentary by Greenlight President David Einhorn – is available at: www.UnlockGMValue.com.

About Greenlight Capital

Greenlight Capital, Inc. (“Greenlight”), founded in 1996, is a value-oriented investment advisor that primarily invests and trades in long and short publicly listed equity securities, as well as distressed debt when cyclically attractive.  Greenlight seeks to achieve capital appreciation by buying securities with trading values materially lower than their intrinsic values and by selling short securities with trading values materially higher than their intrinsic values. Greenlight aims to achieve high absolute rates of return while minimizing the risk of capital loss.

Contacts

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170

About the Proxy Solicitation

Greenlight Capital, Inc., Greenlight Capital, L.P., DME Advisors, LP, DME Capital Management, LP, DME Advisors GP, LLC, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Masters Partners, Greenlight Masters, LLC, David Einhorn, Leo Hindery, Jr., Vinit Sethi, and William N. Thorndike, Jr. (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of General Motors Company (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and, along with other relevant documents, are available at no charge on the SEC website at http://www.sec.gov/ and at http://www.UnlockGMValue.com/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on April 28, 2017. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS “OUTLOOK”, “BELIEVE”, “INTEND”, “EXPECT”, “POTENTIAL”, “WILL”, “MAY”, “CAN”, “SHOULD”, “ESTIMATE”, “ANTICIPATE”, AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, GREENLIGHT CAPITAL, INC. AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.